Exhibit 10.14.

QUESTAR CORPORATION

LONG-TERM CASH INCENTIVE PLAN

(as amended and restated on October 28, 2008)

Section 1.

Purpose.

The Questar Corporation Long-term Cash Incentive Plan (the "Plan") is designed to encourage key employees of Questar Corporation and its affiliated companies (the "Company") to focus attention on the long-term profitability and growth of the Company, thereby serving the interests of the Company's shareholders and to align employee incentives with shareholder value creation.

Section 2.

Definitions.

"Board" means the Board of Directors of the Company or a successor to the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Management Performance Committee of the Board of Directors, which is comprised wholly of independent, outside directors.

"Covered Employee" means a Key Employee who is a "covered employee" as defined in Section 162(m)(3) of the Code and the regulations promulgated pursuant to it or who the Committee believes will be such a covered employee for a Performance Period, and who the Committee believes will have remuneration in excess of $1,000,000 for the Performance Period, as provided in Section 162(m) of the Code.

"Designated Beneficiary" means the beneficiary designated by the Key Employee, in a manner determined by the Committee, to receive amounts due the Key Employee in the event of the Key Employee's death.  In the absence of an effective designation by the Key Employee, Designated Beneficiary shall mean the Key Employee's beneficiary(ies) designated by the Key Employee (or deemed by law to be designated) under Questar Corporation’s Employee Investment Plan, or if no such designation, to the Key Employee’s estate.

"Disability" means a condition that renders a Key Employee unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.  The foregoing definition of Disability shall be interpreted in a manner consistent with Section 409A of the Code and relevant guidance issued thereunder.

"Employer" means the Company and any affiliate that agrees to bear the costs of having its Key Employees participate in the Plan.  The term shall also mean any successor to the Company.

"Fiscal Year" means the fiscal year of the Company.

"Key Employee" means an officer, manager or senior professional within the Company who plays a key role in achieving the Company's strategic plans and total return goals.  To participate in the Plan, an employee must be nominated by the Company's President and Chief Executive Officer and confirmed by the Committee.  An employee's status as an officer, manager, or senior professional does not make him automatically eligible to participate in the Plan.

"Performance Goals" means the objective(s) established by the Committee for a Performance Period.  As a general rule, the Performance Goal shall be Total Shareholder Return or other performance measure deemed by the Committee to be closely linked to long-term shareholder value.

"Performance Period" or "Period" means the period of years selected by the Committee during which Total Return or other Performance Goals is measured for purposes of determining the extent to which a Key Employee has earned his Target Bonus or any portion or multiple of it.  A Performance Period must be at least two years in length.

"Target Bonus" means the dollar amount specified for each Key Employee within the 60 days after the beginning of a Performance Period.

"Termination of Employment" means the date on which a Key Employee shall cease to serve as an employee for any reason.

"Total Shareholder Return" means the change in stock price for the relevant period plus any dividends the Company pays its shareholders during the year, expressed as a percentage.

Section 3.

Administration.

The Plan shall be administered by the Committee, unless otherwise determined by the Board.  The Committee shall have sole and complete authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the operation of the Plan, and to interpret the terms and provisions of the Plan.  The Committee's decisions shall be binding upon all parties, including the Company, stockholders, Key Employees, and Designated Beneficiaries.

Section 4.

Eligibility.

When reviewing an employee's nomination for Plan participation, the Committee may consider such factors as the employee's functions and responsibilities and the employee's past, present, and future contributions to the Company's growth and profitability.

Nothing contained in the Plan shall confer upon any Key Employee any right to continue in the employment or service of the Company or to limit in any respect the right of the Company to terminate the Participant's employment or service at any time and for any reason.

Section 5.

Determination of Key Employees, Target Bonuses, and Performance Goals.

Within 60 days after the beginning of each year, the Committee shall name individuals to participate in the Plan as Key Employees, determine each Key Employee's Target Bonus, and approve the Performance Goal(s) (with minimum payout portions of Target Bonuses and maximum payout multiples of Target Bonuses) for a defined Performance Period.  At such time, the Committee shall also approve the peer companies for the Total Shareholder Return comparison and approve the maximum amount that can be paid pursuant to the terms of the Plan at the end of the Performance Period.

Performance Goals may include alternate and multiple goals and may be based on one or more business and or financial criteria.  In establishing the Performance Goals for the Performance Period, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any business unit within it:  (a)  Total Shareholder Return;  (b)  return on assets, equity, capital or investment;  (c)  pre-tax or after-tax profit levels including earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax; net income;  (d)  cash flow and cash flow return on investment;  (e)  economic value added and economic profit; or  (f)  growth in earnings per share.

Performance Goals must be objective and must satisfy third party "objectivity" standards under Section 162(m) of the Code and regulations promulgated pursuant to it.  Any payment under this Plan to a Covered Employee with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are specified in advance by the Committee.  The Committee shall certify in writing prior to approval of any such payment that such applicable Performance Goals relating to the payment are satisfied.  (Approved minutes of the Committee may be used for this purpose.)

The maximum payment that may be paid to any Covered Employee under the Plan for any Performance Period shall be $1,500,000.

Section 6.

Determination of Awards.

Within 60 days after the end of each Performance Period, the Committee shall compute incentive awards for each Key Employee, using the Target Bonus and Performance Goals previously approved.  All awards shall be made in cash and in one installment in the year following the year in which the Performance Period ends, generally within the first 60 days of such following year.  Aggregate awards calculated pursuant to the terms of the Plan shall not exceed the maximum limit approved by the Board of Directors for the Performance Period involved.  To be eligible to receive a payment, the Key Employee must be actively employed by the Company or an affiliate as of the date of distribution except as provided in Section 7 and must not have been placed on probation at any time during such period.

Section 7.

Termination of Employment.

In the event a Key Employee ceases to be an employee during a Performance Period for any reason other than death, disability, retirement, or a Change in Control, he shall not be entitled to any payment pursuant to the terms of the Plan.  If a Key Employee terminates employment as a result of death, Disability, or retirement, his award for the Performance Period (if any), as calculated pursuant to Section 6, shall be prorated based on the length of his service during the Performance Period when compared to the entire Period.  For the purpose of this Plan, retirement shall mean any voluntary Termination of Employment on or after age 55 with 10 years of service.  All prorated awards shall be paid to the Key Employee (or his Designated Beneficiary, in the event of his death) at the time specified in Section 6, subject to the requirements of Section 8i, if applicable.

In the event a Key Employee ceases to be an employee during a Performance Period as a result of a Change of Control during a Performance Period, he shall be entitled to receive a payment equal to his Target Bonus for such Performance Period.  Such payment shall be made to him within 30 days after his Termination of Employment, subject to the requirements of Section 8i if applicable.  Notwithstanding the foregoing, in no event shall a Covered Employee who is a participant in the Company’s Executive Severance Compensation Plan as of the Change in Control be entitled to any such payment.

A Change in Control of the Company shall be deemed to have occurred if (i) any "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving:  individuals who, as of May 19, 1998, constitute the Company's Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company's stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.  A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

Section 8.

General Provisions.

a.

Other Benefit Plans.  Any cash awards paid under the terms of this Plan do not constitute "compensation" for purposes of the Company's qualified or welfare benefit plans.

b.

Taxes and Withholding.  All cash payments made under the Plan are subject to withholding for federal, state, and other applicable taxes.  The Company shall deduct any taxes required by law to be withheld from all amounts paid to a Key Employee under this Plan.

c.

Source of Funds.  All cash payments made under the Plan will be paid from the Company's general assets and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Key Employee or his Designated Beneficiary.

d.

No Assignment.  No right or benefit under this Plan will be subject to assignment, pledge, encumbrance, or charge, and any attempt to assign, pledge, encumber, or charge such right or benefit will be void.  No such right or benefit will in any manner be subject to the debts or liabilities of a Key Employee.

e.

Amendment of Plan.  The Company's Board of Directors, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the cash awards earned during any given Performance Period.  No amendment to change the maximum award payable to a Covered Employee, the definition of Covered Employee, or the enumerated Performance Goals shall be effective without shareholder approval.  The Company's Board of Directors cannot amend, modify, suspend, or terminate the Plan following a Change in Control in any manner that would adversely affect Performance Periods existing as of the date of such Change in Control, without the written consent of the affected Key Employees.

f.

Successor.  The Company shall require any Successor or assignment, whether direct, indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such successor assignment had taken place.

g.

Choice of Law.  This Plan will be governed by and construed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the state of Utah.

h.

Effective Date of the Plan.  The Plan was originally effective with respect to the fiscal year beginning January 1, 2004.  The amendment and restatement of the Plan is effective as of October 28, 2008. The Plan shall remain in effect until it is suspended or terminated as provided in Section 8e.

i.

409A Compliance.  This Plan and all bonuses payable hereunder are intended to comply with the requirements imposed by Section 409A of the Code, and this Plan shall be interpreted accordingly.  In the event that the Committee determines that all or any portion of any payments provided hereunder are deferred compensation subject to Code Section 409A, then, with respect to any Key Employee who is a “specified employee” (as defined in Section 409A(2)(B)(i)), all of the payments that (i) are deferred compensation subject to Code Section 409A, (ii) are payable on account of the Key Employee's "separation from service" (as determined in accordance with Code Section 409A and relevant guidance thereunder), and (iii) would otherwise be payable prior to the date that is six (6) months after the separation from service (the “Specified Employee Distribution Date”), shall be withheld by the Company and paid on the Specified Employee Distribution Date or as soon thereafter as is administratively feasible.

Dated this ______ day of ______________, 2008.

QUESTAR CORPORATION

By:_______________________________________

Keith O. Rattie

Chairman, President & CEO